Exhibit 23.3

AUDITOR’S CONSENT

We have issued our report dated January 21, 2004, accompanying the consolidated financial statements of Snapgear, Inc. and subsidiary on form 8-K/A for the year ended June 30, 2003 and for the period from October 1, 2001 (inception) to June 30, 2002 as filed by Cyberguard on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statement of Cyberguard Corporation and Subsidiaries on Form S-3/A, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Salt Lake City, Utah

July 7, 2004